EXHIBIT 99.1

CONTACT:	Bridget Fenton or Lynne Allan
Union State Bank
(845)365-4885
bfenton@unionstate.com
For Immediate Release

U.S.B. Holding Co., Inc. Welcomes
Thomas M. Buonaiuto, CPA
as Chief Financial Officer

ORANGEBURG, NY (January 4, 2006) — Thomas E. Hales, Chairman of the Board and CEO of U.S.B. Holding Co., Inc. (NYSE: UBH) (the “Company”) and it’s wholly owned subsidiary Union State Bank (the “Bank”) is proud to announce that Thomas M. Buonaiuto has been appointed Executive Vice President, Chief Financial Officer.

“Tom brings with him an extensive knowledge of financial and regulatory reporting. His vast understanding of technology and operational issues is a rare trait to find in a qualified CFO,” said Hales. “His experiences and successes in the financial industry make him ideal for the CFO position. We look forward to welcoming him to the Union State Bank family.”

Mr. Buonaiuto is a graduate of Long Island University with a BS in Public Accounting. He became a Certified Public Accountant in 1989. He is also a graduate of the BAI School of Operations and Technology.

Mr. Buonaiuto worked for KPMG Peat Marwick as an Audit Manager and Technology Coordinator; with responsibilities for reviewing, development and advising in the preparation of annual and interim financial statements as well as researching and evaluating technical accounting and audit issues.

In 1992 Mr. Buonaiuto joined Long Island Commercial Bank (“LICB”), now New York Commercial Bank, as Comptroller and Secretary. Over the past fourteen years he was promoted to Senior Financial Officer and ultimately the position of Chief Financial Officer (CFO) as well as Vice President Secretary-Treasurer for Long Island Financial Corp., the holding company for LICB. As CFO, Mr. Buonaiuto established a Real Estate Investment Trust and was responsible for managing LICB’s investment securities portfolio and asset liability management as well as the development of cash management. Mr. Buonaiuto was also responsible for managing the development and implementation of all new electronic banking products, including intranet and internet solutions. Additionally, he led the technology team in developing systems to increase operating efficiencies.

Over his fourteen year career with the company, LICB grew from $27 million to over $500 million in assets. He also coordinated a $10 million public offering and filings necessary to list the LICB on the NASDAQ national market.

Mr. Buonaiuto presently resides in Miller Place, NY with his wife and three children.

Union State Bank is a full service New York State chartered, commercial bank with approximately $3.0 billion in assets. The Bank was founded in 1969 in Rockland County where it is headquartered and has the number one market share. In addition to its branches in Westchester and Rockland Counties, it has one location each in Stamford, CT, Manhattan and Goshen, NY. Union State Bank is a subsidiary of U.S.B. Holding Co., Inc, whose common stock is listed on the New York Stock Exchange, trading under the symbol “UBH.” Further information on Union State Bank can be found by logging on to www.unionstate.com

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